Exhibit 21.1

Subsidiaries of the Registrant

Bitnile.com, Inc., a Nevada corporation

Ecoark, Inc., a Delaware corporation

GuyCare, Inc., a Nevada corporation

GuyCare Management, Inc., a Nevada corporation

RiskOn Learning, Inc., a Nevada corporation

RiskOn360, Inc., a Nevada corporation